EX. 99.1

Cover Letter to Offer to Purchase and Letter of Transmittal

IF YOU DO NOT WANT TO REDEEM YOUR LIMITED LIABILITY COMPANY INTERESTS AT
THIS TIME FOR ANY REASON, INCLUDING IF YOU ARE SUBJECT TO AN AGREEMENT NOT
TO REDEEM YOUR INTERESTS FOR AN INITIAL HOLDING PERIOD, PLEASE DISREGARD
THIS NOTICE. THIS IS SIMPLY NOTIFICATION OF THE PORTFOLIO’S TENDER OFFER.

October 1, 2009

Dear Growth Capital TEI Portfolio, LLC Member:

We are writing to inform you of important dates related to the tender offer by the Growth Capital TEI Portfolio, LLC (“Portfolio”). If you are not interested in selling your limited liability company interests at this time, please disregard this notice and take no action.

The tender offer period will begin on October 1, 2009 and end at midnight, Eastern time, on October 22, 2009. The purpose of the tender offer is to provide liquidity to Members who hold limited liability company interests. Limited liability company interests can be redeemed by means of a tender offer only during one of the Portfolio’s announced tender offers.

Should you wish to sell any of your limited liability company interests during this tender offer period, please complete and return the enclosed Letter of Transmittal (the Tender Offer Form will suffice) for receipt no later than October 22, 2009. If you do not wish to redeem limited liability company interests for any reason, including if you are subject to an agreement not to redeem your interests for an initial holding period, simply disregard this notice. No Action is Required if You Do Not Wish to Redeem at This Time.

All requests to tender limited liability company interests must be received by your GenSpring financial adviser either by mail or by fax (if by fax, please deliver an original, executed copy promptly thereafter) in good order by midnight, Eastern time, on October 22, 2009.

If you have any questions, please refer to the attached Offer to Purchase document, which contains additional important information about the tender offer, or call your financial adviser.

Sincerely,

Growth Capital TEI Portfolio, LLC